                          Exhibit 11
                      THE HOME DEPOT, INC.

        Computation of Primary and Fully Diluted Earnings
              Per Common and Common Equivalent Share

(In thousands, except per share amounts)
                                                 Fiscal Year Ended
                                          1-30-94     1-31-93      2-2-92

Primary

  Net earnings applicable
    to common and common
    equivalent shares                     $457,401    $362,863    $249,150
                                          ========    ========    ========
  Shares:
    Weighted average number of
    common and common equivalent
    shares assuming average
    market price for period                453,037     444,989     415,997
                                          ========    ========    ========
  Primary earnings
    per common and common
    equivalent share                      $   1.01    $    .82    $    .60
                                          ========    ========    ========
Fully Diluted

  Net earnings applicable
    to common and common
    equivalent shares                     $457,401    $362,863    $249,150

  Tax effected interest
    expense attributable to
    convertible subordinated
    debentures                            $ 18,981    $    898    $  3,062
                                          --------    --------    --------
                                          $476,382    $363,761    $252,212
  Shares:                                 ========    ========    ========
    Weighted average number
    of common and common
    equivalent shares at higher
    of ending or average
    market price                           453,037     445,197     416,342

  Additional shares from
    convertible subordinated
    debentures                              20,774       5,208      10,370
                                           -------     -------     -------
                                           473,811     450,405     426,712
  Fully diluted earnings                   =======     =======     =======
    per common & common
    equivalent share                       $  1.01     $   .81     $   .59
                                           =======     =======     =======

(1) Common equivalent shares represent shares granted under three stock option plans and an employee stock purchase plan. All periods have been adjusted to reflect the three-for-two and four-for-three stock split-ups effected in the form of a dividend in July 1992 and April 1993, respectively.

(2) The Company's 6% convertible notes, issued in 1990, were common stock equivalents prior to their conversion to equity in June 1992. Because shares issuable upon conversion of this debt issue were not dilutive in 1991 and 1992, they are not included in the earnings per share computations for such years. The Company's 4-1/2% convertible notes, issued in 1992, are also common stock equivalents. Fully diluted earnings per share shows the effect on earnings per share assuming conversion of the 4-1/2% convertible notes as of the beginning of the accounting periods. In 1992, shares issuable upon conversion of the notes were not dilutive, and are not included in the earnings per share computation. In 1993, shares issuable upon conversion of the notes were dilutive, but had no impact on earnings per share.